Exhibit 99.1

ALLEGHANY CORPORATION

7 Times Square Tower, 17th Floor

New York, NY 10036

ALLEGHANY CORPORATION REPORTS 2014 SECOND QUARTER RESULTS

NEW YORK, NY, August 4, 2014 – Alleghany Corporation (NYSE-Y) today announced its financial results for the three and six months ended June 30, 2014. Book value per common share1 grew to $451.65 as of June 30, 2014, an increase of 9.4% from book value per common share of $412.96 at 2013 year-end. Total stockholders’ equity2 increased to $7.4 billion as of June 30, 2014 from approximately $6.9 billion as of December 31, 2013.

Alleghany reported net earnings3 of $149.0 million, or $9.06 per diluted share for the 2014 second quarter, compared with $113.7 million, or $6.78 per diluted share for the 2013 second quarter. For the first six months of 2014, Alleghany reported net earnings3 of $353.9 million, or $21.36 per diluted share, compared with $310.0 million, or $18.45 per diluted share for the first six months of 2013.

Concurrent with the issuance of today’s earnings press release, Alleghany has posted a financial supplement to its website, www.alleghany.com, containing a number of schedules that provide additional detail pertaining to Alleghany’s financial results.

Weston M. Hicks, President and chief executive officer, commented, “Solid underwriting performance at TransRe and RSUI and strong investment results across the company drove a book value per share increase of 4.8% in the current quarter and 9.4% for the year to date.”

“Despite increasingly difficult market conditions, TransRe, our global reinsurance business, generated an underwriting profit of $74.8 million in the quarter and a 91.0% combined ratio up from $60.5 million and a 92.8% combined ratio in the second quarter of last year. TransRe was able to grow net premiums written by 5.5% in the current quarter. For the first six months of 2014, TransRe generated underwriting income of $164.7 million and a combined ratio of 89.9%, compared to underwriting income of $191.9 million and a combined ratio of 88.6% for the same period last year. Last year’s underwriting income benefitted due to purchase accounting effects on TransRe’s underwriting results as well as greater favorable prior year development in the first six months of 2013 compared to the current year. Net premiums written increased by 3.5% year to date as TransRe had success increasing its participations with some key clients in the first half of 2014.”

“Our insurance segment nearly doubled underwriting profit in the quarter to $35.3 million compared to $18.3 million in the second quarter of 2013. RSUI’s improved combined ratio of 77.7% in the quarter compared to 86.2% for the same quarter last year was the main reason for the improvement as RSUI had fewer catastrophe losses in the current quarter compared to the second quarter last year. However, RSUI is seeing significant price competition in its property business and has been disciplined in its market approach. Accordingly, RSUI’s gross premiums written decreased 4.6% in the quarter as it chose not to renew select accounts. CapSpecialty generated an underwriting loss in the quarter due to non-catastrophe property fire losses and some slight adverse development. PacificComp narrowed its underwriting loss in the quarter as it continues to execute its turnaround plan. For the first six months of the year, our insurance segment generated an underwriting profit of $64.0 million compared to $68.3 million in the same period last year. A larger underwriting loss at CapSpecialty was the main reason for the lower underwriting profit. We remain encouraged with the progress being made at both CapSpecialty and PacificComp as they continue to improve their expense ratios while executing on their respective strategies, despite significant start-up costs associated with new initiatives. We anticipate improvements in future underwriting performance as a result.”

Mr. Hicks concluded, “We also are pleased with our investment results in the quarter and year to date. Our total cash and invested assets grew to $19.7 billion as of June 30, 2014, up from $19.5 billion at year-end, even as we returned $160 million in capital to shareholders through significant share repurchases. Our pre-tax financial statement portfolio

[1]	Stockholders’ equity attributable to Alleghany stockholders divided by common stock outstanding.
[2]	Stockholders’ equity attributable to Alleghany stockholders.
[3]	Earnings attributable to Alleghany stockholders.

return was 2.3% in the quarter and 4.1% in the first six months of the year. Interest income on our bond portfolio increased 13.4% to $97.4 million in the quarter and was up 13.8% to $192.7 million in the first six months of the year. Our allocation to below investment-grade bonds and loans and investment-grade CLOs through our Ares investment management agreement is a major reason for this improved yield. Both our bond portfolio and equity portfolio increased in value in 2014 with increases in unrealized gains of $276.4 million for the quarter and $416.7 million for the year to date. We had realized gains of $41.5 million in the quarter, largely due to the $34 million gain on the sale of our long duration US Treasury strips. For the year to date, realized gains are $138.4 million. Our investment strategy remains focused on balancing interest rate risk through the combination of an intermediate duration fixed income portfolio and a common equity securities portfolio.”

During the first six months of 2014, Alleghany repurchased an aggregate of 401,622 shares of its common stock in the open market for $159.9 million, at an average price per share of $398.15, of which 159,014 shares were repurchased in the second quarter of 2014 for $65.3 million at an average price of $410.43. Following this activity, Alleghany had $81.9 million remaining on its currently effective $300 million share repurchase authorization.

In July 2014, Alleghany’s Board of Directors authorized the repurchase of additional shares of common stock, at such times and at prices as management may determine advisable, up to an aggregate of $350.0 million upon the completion of the previously announced program.

As of June 30, 2014, we had 16,380,336 shares of our common stock outstanding, compared with 16,766,192 shares of our common stock outstanding as of December 31, 2013.

2014 Second Quarter Underwriting Results

Alleghany’s combined ratio for the 2014 second quarter was 90.0%, compared with 92.6% for the 2013 second quarter. TransRe’s combined ratio for the 2014 second quarter was 91.0%, compared with 92.8% for the 2013 second quarter, and the insurance segment’s combined ratio for the 2014 second quarter was 86.8%, compared with 92.1% for the 2013 second quarter. The combined ratios of Alleghany’s insurance and reinsurance segments decreased in the current quarter compared with the 2013 second quarter primarily due to a lower amount of catastrophe losses.

The underwriting results for the 2014 second quarter reflect a $74.8 million underwriting profit for the reinsurance segment (TransRe), compared with $60.5 million for the 2013 second quarter, as well as an underwriting profit of $35.3 million for the insurance segment compared with $18.3 million for the 2013 second quarter.

TransRe’s underwriting results in the second quarter of 2014 as compared with the second quarter of 2013 primarily reflect lower catastrophe and casualty losses.

Underwriting results of the insurance segment in the second quarter of 2014 as compared with the second quarter of 2013 primarily reflect lower catastrophe losses incurred at RSUI.

Total net premiums written for the 2014 second quarter were $1,209.4 million, compared with $1,158.5 million for the second quarter of 2013, an increase of 4.4%. TransRe’s net premiums written in the 2014 second quarter increased by 5.5% over the 2013 second quarter net premiums written. The growth in TransRe’s net premiums written was primarily due to an increase in its participation in the reinsurance programs of certain long-term clients. Net premiums written in the insurance segment in the 2014 second quarter increased by 1.3%, from the second quarter of 2013, as continued growth at CapSpecialty and PacificComp was partially offset by a decline at RSUI due to increased competition in the property lines of business. CapSpecialty’s net premiums written increased by 21.7%, PacificComp’s net premiums written increased by 68.5% and RSUI’s net premiums written decreased by 4.3% in the 2014 second quarter.

First Six Months of 2014 Underwriting Results

Alleghany’s combined ratio for the first six months of 2014 was 89.4%, compared with 87.8% for the first six months of 2013. TransRe’s combined ratio for the first six months of 2014 was 89.9%, compared with 88.6% for the first six months of 2013, and the insurance segment’s combined ratio for the first six months of 2014 was 87.9%, compared with 85.0% for the first six months of 2013. The combined ratios of Alleghany’s insurance and reinsurance segments increased in the first six months of 2014 compared with the first six months of 2013 primarily due to a lower amount of net favorable prior year reserve development and higher non-catastrophe losses, partially offset by lower catastrophe losses.

The underwriting results for the first six months of 2014 reflect a $164.7 million underwriting profit for the reinsurance segment (TransRe), compared with $191.9 million for the first six months of 2013, as well as an underwriting profit of $64.0 million for the insurance segment compared with $68.3 million for the first six months of 2013.

TransRe’s underwriting results in the first six months of 2014 as compared with the first six months of 2013 primarily reflect less favorable prior accident year development on loss reserves and to a lesser extent, the lack of favorable impact arising from the acquisition method of accounting, which was present in the first quarter of 2013, partially offset by lower catastrophe losses. TransRe recorded $86.9 million of prior year favorable loss reserve development in the first six months of 2014 compared with $111.9 million of favorable prior year loss reserve development in the first six months of 2013 (a higher portion of which was retained by the cedants, resulting in an offsetting increase in profit commission expense incurred in the first six months of 2013).

Underwriting results of the insurance segment in the first six months of 2014 as compared with the first six months of 2013 primarily reflect higher non-catastrophe property losses incurred at RSUI and CapSpecialty due to large fire losses in the United States.

Total net premiums written for the first six months of 2014 were $2,343.4 million, compared with $2,252.5 million for the first six months of 2013, an increase of 4.0%. TransRe’s net premiums written in the first six months of 2014 increased by 3.5% over the net premiums written in the first six months of 2013. The growth in TransRe’s net premiums written was primarily due to an increase in its participation in the reinsurance programs of certain long-term clients. The insurance segment’s net premiums written in the first six months of 2014 increased by 5.6% over net premiums written in the first six months of 2013. Each of Alleghany’s insurance subsidiaries contributed to this growth. RSUI’s net premiums written increased by 0.6%, CapSpecialty’s net premiums written increased by 18.4% and PacificComp’s net premiums written increased by 71.3% in the first six months of 2014.

Investment Performance

Alleghany’s net investment income for the three and six months ended June 30, 2014 was $114.1 million and $224.7 million, respectively, an increase of 13.6% and 2.5% over the corresponding 2013 periods. These increases reflect an increased allocation of the debt securities portfolio to higher yielding securities, as well as more favorable reinvestment rates, partially offset by the absence of gains from Alleghany’s investment in Homesite, which were $3.0 million and $24.5 million for the three and six months ended June 30, 2013, respectively. Homesite was sold on December 31, 2013.

Additional Information

Additional information regarding Alleghany’s 2014 second quarter and year-to-date financial results, including management’s discussion and analysis of Alleghany’s financial condition and results of operations, is contained in Alleghany’s Quarterly Report on Form 10-Q for the period ended June 30, 2014 (the “Form 10-Q”), to be filed with the U.S. Securities and Exchange Commission (the “SEC”) on or about the date hereof. In addition, comparative supplemental financial information is available in the 2014 second quarter financial supplement (the “Financial Supplement”). The Form 10-Q and the Financial Supplement will be available on Alleghany’s website at www.alleghany.com and on the SEC’s website at www.sec.gov. Readers are urged to review the Form 10-Q for a more complete discussion of Alleghany’s financial performance.

About Alleghany Corporation

Alleghany Corporation (NYSE-Y) creates value through owning and managing operating subsidiaries and investments, anchored by a core position in property and casualty reinsurance and insurance. Alleghany’s property and casualty subsidiaries include: Transatlantic Holdings, Inc. (referred to herein as “TransRe”), a leading global reinsurer; RSUI Group, Inc. (referred to herein as “RSUI”), a national underwriter of property and liability specialty insurance coverages; CapSpecialty, Inc. (referred to herein as “CapSpecialty”), an underwriter of commercial property, casualty and surety insurance coverages; and Pacific Compensation Corporation (referred to herein as “PacificComp”), an underwriter of workers’ compensation insurance primarily in California.

Non-GAAP Financial Measures

Throughout this press release, Alleghany’s results of operations have been presented in the way that Alleghany believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use financial information in evaluating the performance of Alleghany. This presentation includes the use of underwriting profit, which is a “non-GAAP financial measure,” as such term is defined in Regulation G promulgated by the SEC.

Underwriting profit represents net premiums earned less net loss and loss adjustment expense and commissions, brokerage and other underwriting expenses, all as determined in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), and does not include net investment income, net realized capital gains, other than temporary impairment losses, other income, other operating expenses, amortization of intangible assets or interest expense. Alleghany consistently uses underwriting profit as a supplement to earnings before income taxes, the most comparable U.S. GAAP financial measure, to evaluate the performance of its segments and believes that underwriting profit provides useful additional information to investors because it highlights net earnings attributable to a segment’s underwriting performance. Earnings before income taxes may show a profit despite an underlying underwriting loss, and when underwriting losses persist over extended periods, a reinsurance or an insurance company’s ability to continue as an ongoing concern may be at risk.

This non-GAAP financial measure is not meant to be considered in isolation or as a substitute for measures of operating performance prepared in accordance with U.S. GAAP. Reconciliation of underwriting profit to earnings before income taxes is presented in Alleghany’s Form 10-Q as well as its Financial Supplement.

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Forward-looking Statements

This release contains disclosures which are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. These forward-looking statements are based upon Alleghany’s current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and Alleghany’s future financial condition and results. These statements are not guarantees of future performance, and Alleghany has no specific intention to update these statements. The uncertainties and risks include, but are not limited to,

•	significant weather-related or other natural or man-made catastrophes and disasters;

•	the cyclical nature of the property and casualty reinsurance and insurance industries;

•	changes in market prices of Alleghany’s significant equity investments and changes in value of Alleghany’s debt securities portfolio;

•	adverse loss development for events insured by Alleghany’s reinsurance and insurance subsidiaries in either the current year or prior years;

•	the long-tail and potentially volatile nature of certain casualty lines of business written by Alleghany’s reinsurance and insurance subsidiaries;

•	the cost and availability of reinsurance;

•	the reliance by Alleghany’s reinsurance operating subsidiaries on a limited number of brokers;

•	increases in the levels of risk retention by Alleghany’s reinsurance and insurance subsidiaries;

•	exposure to terrorist acts and acts of war;

•	the willingness and ability of Alleghany’s reinsurance and insurance subsidiaries’ reinsurers to pay reinsurance recoverables owed to Alleghany’s reinsurance and insurance subsidiaries;

•	changes in the ratings assigned to Alleghany’s reinsurance and insurance subsidiaries;

•	claims development and the process of estimating reserves;

•	legal, political, judicial and regulatory changes, including the federal financial regulatory reform of the insurance industry by the Dodd-Frank Wall Street Reform and Consumer Protection Act;

•	the uncertain nature of damage theories and loss amounts;

•	the loss of key personnel of Alleghany’s reinsurance or insurance operating subsidiaries;

•	fluctuation in foreign currency exchange rates;

•	the failure to comply with the restrictive covenants contained in the agreements governing Alleghany’s indebtedness;

•	the ability to make payments on, or repay or refinance, Alleghany’s debt;

•	risks inherent in international operations; and

•	difficult and volatile conditions in the global market.

Additional risks and uncertainties include general economic and political conditions, including the effects of a prolonged U.S. or global economic downturn or recession; changes in costs; variations in political, economic or other factors; risks relating to conducting operations in a competitive environment; effects of acquisition and disposition activities, inflation rates, or recessionary or expansive trends; changes in interest rates; extended labor disruptions, civil unrest, or other external factors over which Alleghany has no control; and changes in Alleghany’s plans, strategies, objectives, expectations, or intentions, which may happen at any time at its discretion. As a consequence, current plans, anticipated actions, and future financial condition and results may differ from those expressed in any forward-looking statements made by Alleghany or on its behalf.

For more information, please contact:

Kerry Jacobs

212-508-8141

ALLEGHANY CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

	June 30, 2014	December 31, 2013
	(unaudited)
	(in thousands, except share amounts)
Assets
Investments:
Available-for-sale securities at fair value:
Equity securities (cost: 2014 – $2,419,324; 2013 – $1,804,698)	$2,950,824	$2,229,453
Debt securities (amortized cost: 2014 – $14,828,719; 2013 – $14,875,750)	15,065,785	14,802,890
Short-term investments	615,242	1,317,895

	18,631,851	18,350,238
Other invested assets	631,491	641,924

Total investments	19,263,342	18,992,162
Cash	419,455	498,315
Accrued investment income	148,967	146,381
Premium balances receivable	858,565	675,255
Reinsurance recoverables	1,374,583	1,363,707
Ceded unearned premiums	215,594	173,148
Deferred acquisition costs	380,766	334,740
Property and equipment at cost, net of accumulated depreciation and amortization	82,706	58,974
Goodwill	99,747	99,747
Intangible assets, net of amortization	130,020	127,284
Current taxes receivable	56,392	13,049
Net deferred tax assets	317,287	469,787
Other assets	494,484	408,539

Total assets	$23,841,908	$23,361,088

Liabilities and Stockholders’ Equity
Loss and loss adjustment expenses	$11,787,333	$11,952,541
Unearned premiums	2,000,200	1,765,550
Senior Notes	1,785,661	1,794,407
Reinsurance payable	122,888	90,562
Other liabilities	738,527	810,507

Total liabilities	16,434,609	16,413,567

Common stock (shares authorized: 2014 and 2013 – 22,000,000; shares issued: 2014 –17,459,961; 2013 – 17,459,961)	17,460	17,460
Contributed capital	3,610,976	3,613,151
Accumulated other comprehensive income	464,561	186,930
Treasury stock, at cost (2014 – 1,079,625 shares; 2013 – 693,769 shares)	(368,771)	(213,911)
Retained earnings	3,673,987	3,320,127

Total stockholders’ equity attributable to Alleghany stockholders	7,398,213	6,923,757
Noncontrolling interest	9,086	23,764

Total stockholders’ equity	7,407,299	6,947,521

Total liabilities and stockholders’ equity	$23,841,908	$23,361,088

ALLEGHANY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Earnings and Comprehensive Income

(unaudited)

	Three Months Ended June 30,
	2014	2013
	(in thousands, except per share amounts)
Revenues
Net premiums earned	$1,098,944	$1,068,315
Net investment income	114,094	100,403
Net realized capital gains	41,524	26,977
Other than temporary impairment losses	(932)	(8,908)
Other income	37,586	9,432

Total revenues	1,291,216	1,196,219

Costs and Expenses
Net loss and loss adjustment expenses	629,213	650,512
Commissions, brokerage and other underwriting expenses	359,604	339,016
Other operating expenses	66,236	27,222
Corporate administration	12,687	9,868
Amortization of intangible assets	(876)	825
Interest expense	21,932	21,785

Total costs and expenses	1,088,796	1,049,228

Earnings before income taxes	202,420	146,991
Income taxes	53,186	33,282

Net earnings	149,234	113,709
Net earnings attributable to noncontrolling interest	254	—

Net earnings attributable to Alleghany stockholders	$148,980	$113,709

Net earnings	$149,234	$113,709
Other comprehensive income:
Change in unrealized gains, net of deferred taxes of $110,976 and ($110,024) for 2014 and 2013, respectively	206,098	(204,330)
Less: reclassification for net realized capital gains and other than temporary impairment losses, net of taxes of ($14,207) and ($6,324) for 2014 and 2013, respectively	(26,385)	(11,745)
Change in unrealized currency translation adjustment, net of deferred taxes of $3,126 and ($8,885) for 2014 and 2013, respectively	5,805	(16,500)
Retirement plans	(7)	(37)

Comprehensive income (loss)	334,745	(118,903)
Comprehensive income attributable to noncontrolling interest	254	—

Comprehensive income (loss) attributable to Alleghany stockholders	$334,491	$(118,903)

Basic earnings per share attributable to Alleghany stockholders	$9.06	$6.78
Diluted earnings per share attributable to Alleghany stockholders	9.06	6.78

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ALLEGHANY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Earnings and Comprehensive Income

(unaudited)

	Six Months Ended June 30,
	2014	2013
	(in thousands, except per share amounts)
Revenues
Net premiums earned	$2,152,941	$2,143,328
Net investment income	224,677	219,214
Net realized capital gains	138,360	77,879
Other than temporary impairment losses	(6,152)	(41,220)
Other income	68,032	20,573

Total revenues	2,577,858	2,419,774

Costs and Expenses
Net loss and loss adjustment expenses	1,240,372	1,217,925
Commissions, brokerage and other underwriting expenses	683,840	665,243
Other operating expenses	119,578	57,960
Corporate administration	22,319	22,290
Amortization of intangible assets	(2,737)	12,455
Interest expense	43,743	43,521

Total costs and expenses	2,107,115	2,019,394

Earnings before income taxes	470,743	400,380
Income taxes	116,868	90,377

Net earnings	353,875	310,003
Net earnings attributable to noncontrolling interest	15	—

Net earnings attributable to Alleghany stockholders	$353,860	$310,003

Net earnings	$353,875	$310,003
Other comprehensive income:
Change in unrealized gains, net of deferred taxes of $192,340 and ($64,147) for 2014 and 2013, respectively	357,203	(119,131)
Less: reclassification for net realized capital gains and other than temporary impairment losses, net of taxes of ($46,273) and ($12,831) for 2014 and 2013, respectively	(85,935)	(23,828)
Change in unrealized currency translation adjustment, net of deferred taxes of $3,358 and ($14,251) for 2014 and 2013, respectively	6,237	(26,466)
Retirement plans	126	(191)

Comprehensive income	631,506	140,387
Comprehensive income attributable to noncontrolling interest	15	—

Comprehensive income attributable to Alleghany stockholders	$631,491	$140,387

Basic earnings per share attributable to Alleghany stockholders	$21.36	$18.45
Diluted earnings per share attributable to Alleghany stockholders	21.36	18.45

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